SCHEDULE 14A
                              (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant To Section 14(a) of The
           Securities Exchange Act of 1934 (Amendment No.     )

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:
/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          TIE/COMMUNICATIONS, INC.
- - --------------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

                         TIE/COMMUNICATIONS, INC.
- - --------------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

                               Common Stock
- - --------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
                                    N/A
- - --------------------------------------------------------------------------------
     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                    N/A
- - --------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
                                    N/A
- - --------------------------------------------------------------------------------
     / /  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


- - --------------------------------------------------------------------------------
     (2)  Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3)  Filing party:

- - --------------------------------------------------------------------------------
     (4)  Date filed:

- - --------------------------------------------------------------------------------



                         TIE/COMMUNICATIONS, INC.

                          8500 WEST 110TH STREET
                        OVERLAND PARK, KANSAS 66210



                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               JUNE 22, 1994


     NOTICE IS HEREBY given that the Annual Meeting of Stockholders of TIE/communications, Inc., a Delaware corporation (the "Company"), will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210, on Wednesday, June 22, 1994, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

     (1) The election of eight (8) directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     (2) The ratification of the selection of the firm of KPMG Peat Marwick as independent auditors of the Company for 1994; and

     (3) The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 25, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, and at any adjournments or postponements thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder at the executive office of the Company set forth above for any purpose germane to such meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting.


                                By Order of the Board of Directors

                                /s/ ROBERT W. WEBB


                                Robert W. Webb,
                                Secretary



May 2, 1994

                         TIE/COMMUNICATIONS, INC.
                          8500 WEST 110TH STREET
                       OVERLAND PARK, KANSAS  66210




                              PROXY STATEMENT

                      ANNUAL MEETING OF STOCKHOLDERS

                               JUNE 22, 1994


                               INTRODUCTION


     The enclosed proxy card is solicited by the Board of Directors of TIE/communications, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210, on Wednesday, June 22, 1994, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting (the "Notice"). The Company's principal executive offices are located at 8500 West 110th Street, Overland Park, Kansas 66210, and its telephone number is (913) 344-0400. Stockholders of record at the close of business on April 25, 1994 are entitled to notice of and to vote at the meeting. This proxy statement and the enclosed form of proxy card are first being mailed to stockholders on or about May 2, 1994.

                           VOTING AT THE MEETING

     On April 25, 1994, there were 3,981,338 shares of common stock, $.10 par value (the "Common Stock"), issued and outstanding, held by approximately 7,601 stockholders of record. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. To constitute a quorum for the transaction of business, a majority of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the subject matter and represented at the meeting, in person or by proxy, will be necessary for the election of directors and the ratification of the selection of the firm of KPMG Peat Marwick as independent auditors of the Company for 1994. In accordance with Delaware law, abstentions will, and broker non-votes will not, be counted as being present at the meeting for purposes of voting. Therefore, an abstention will effectively count as a vote against a proposal, but broker non-votes will have no impact on the outcome of a proposal. The Company has been advised by Marmon Holdings, Inc. and The Pritzker Family Philanthropic Fund that shares of Common Stock owned by them, aggregating approximately 75% of the Common Stock and therefore constituting a quorum, will be present and voted at the meeting (i) for management's nominees for directors in accordance with the manner specified in the Voting Agreement described under "Certain Transactions" and (ii) for the ratification of the selection of KPMG Peat Marwick as independent auditors of the Company for 1994.

                      PROXIES AND PROXY SOLICITATION

     The persons named as proxies on the accompanying proxy card will, if no contrary instructions are given, vote the shares represented thereby in favor of each of management's nominees for election as a director, in favor of the selection of the firm of KPMG Peat Marwick as independent auditors of the Company for 1994 and in accordance with their best judgment on any other matters which may properly come before the meeting. Management knows of no other matters which may properly come before the meeting to be voted upon by the holders of shares of Common Stock. Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the meeting. A proxy may be revoked by timely delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later dated proxy or by voting the shares in person at the meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified herein.

     In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses. All expenses incident to the preparation and mailing of, or otherwise making available to all stockholders, the Notice, this proxy statement and the form of proxy card will be paid by the Company.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning all persons known by the Company to beneficially own 5% or more of the Common Stock as of April 25, 1994. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                 SHARES OF
                                  COMMON                 APPROXIMATE PERCENT
NAME AND ADDRESSES OF        STOCK BENEFICIALLY                 OF
BENEFICIAL HOLDER                  OWNED                  CLASS OUTSTANDING
- - ---------------------        ------------------          ------------------

Marmon Holdings, Inc. ......     1,796,681                      45.1%
225 West Washington Street
Chicago, Illinois 60606


The Pritzker Family
  Philanthropic Fund........     1,197,788                      30.0%
200 West Madison Street
Chicago, Illinois 60606

     Set forth below is information concerning the beneficial ownership of all Directors and Executive Officers of the Company as of April 25, 1994. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                               APPROXIMATE
                                   SHARES OF                 PERCENT OF CLASS
DIRECTORS AND                    COMMON STOCK                  IF MORE THAN
EXECUTIVE OFFICERS             BENEFICIALLY OWNED              ONE PERCENT
- - ------------------             ------------------            ----------------

George N. Benjamin, III....              0                         ---


Eric V. Carter.............              0                         ---

Lewis Collens..............              0                         ---

Robert C. Gluth............              0                         ---

Thomas L. Kelly, Jr. ......         27,090                         ---

Robert E. LaBlanc..........          1,057                         ---

Robert A. Pritzker.........              0                         ---

Robert W. Webb.............              0                         ---

Neal L. Brees..............              0                         ---

Robert H. Kalina...........            142(1)                      ---

Edward F. Muehlberger......              0                         ---

Mark D. Amatrudo...........              0                         ---

Randolph K. Piechocki......              0                         ---


All Directors and Executive
 Officers as a Group
 (13 persons)..............         28,289(1)                      ---


- - ---------------
(1) Includes 142 shares of Common Stock owned by the TIE Charitable Trust Foundation over which Mr. Kalina has voting and investment discretion as a trustee.


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Based solely on a review of such reports furnished to the Company, the Company believes that during the fiscal year ended December 31, 1993 all such reports were timely filed with the Commission.


                           ELECTION OF DIRECTORS

     At the meeting, eight directors are to be elected to the Board of Directors. Each director elected at the meeting will hold office until the next annual meeting of stockholders or until his successor shall have been elected and duly qualified. Pursuant to a certain Voting Agreement (identified and defined below), the Board of Directors has accepted the designation of Messrs. Kelly and LaBlanc as Minority Designees (as hereinafter defined; see "Certain Transactions"), and has nominated six additional nominees (collectively, with the Minority Designees, the "Nominees"). It is the intention of the persons named on the enclosed proxy card to vote for the election of the Nominees named below, each of whom has consented to serve as a director if elected.
All of the Nominees are currently members of the Board of Directors and were elected directors at the last annual meeting of stockholders. Marmon Holdings, Inc. and The Pritzker Family Philanthropic Fund have informed the Company that it is their intention to vote for the Nominees at the meeting in accordance with the manner specified in the Voting Agreement described under "Certain Transactions."

     The information set forth below is submitted with respect to the Nominees to the Board of Directors for whom it is intended that proxies will be voted. Unless otherwise indicated, each Nominee's principal occupation has been held since at least January 1, 1989. Directorships are identified of issuers with a class of securities registered pursuant to Section 12 of the Exchange Act, of issuers registered as investment companies under the Investment Company Act of 1940, as amended, and of other select entities.

     George N. Benjamin, III, Age 56; President and Chief Executive Officer of the Company since April 1, 1992; Group Vice President of The Marmon Group, Inc. from August 1988 to April 1, 1992; founder and President of Trig Systems, a telecommunications management consulting group, from July 1987 to August 1988; from December 1985 to July 1, 1987, President of Ericsson, Inc., a wholly-owned subsidiary of Ericsson, N.A., Elected to the Board of Directors of the Company in April 1991; previously served on the Board of Directors of the Company from September 1989 to April 1990.

     Eric V. Carter, Age 58; Executive Vice President of the Company since April 1, 1992; President and Chief Executive Officer of the Company from April 9, 1991 through March 30, 1992; Executive Vice President of the Company from June 1990 through April 8, 1991; Vice

President--Operations of the Company from December 1987 through June 1990; first elected as Director of the Company in 1990.

     Lewis V. Collens, Age 56; President of Illinois Institute of Technology since June 1990; Vice President/Dean of the teaching branch of Illinois Institute of Technology from September 1983 to May 1990; Director of Dean Foods Company since 1991; first elected as Director of the Company in May 1992.

     Robert C. Gluth, Age 70; Executive Vice President, Treasurer and Director of each of The Marmon Group, Inc., Marmon Industrial Corporation, The Marmon Corporation and Union Tank Car Company since prior to 1989; and Vice President, Treasurer and Director of Marmon Holdings, Inc. since prior to 1989; first elected as Director of the Company in April 1991.

     Thomas L. Kelly, Jr., Age 57; Partner of Thomas L. Kelly Associates since 1991; Founder of the Company and Chairman of the Board and President of the Company from prior to 1989 through April 8, 1991; first elected as Director of the Company in 1971.

     Robert E. LaBlanc, Age 60; President of Robert E. LaBlanc
Associates, Inc., financial and technical consultants, since prior to 1989; Director of each of Storage Technology Corporation, M/A Com, Inc., Tribune Co., and Prudential-Bache Global Fund, Inc. since prior to 1989; first elected as Director of the Company in 1981.

     Robert A. Pritzker, Age 67; Chairman of the Board of the Company since April 9, 1991; Director and President of each of Union Tank Car Company, The Marmon Group, Inc., Marmon Industrial Corporation, Marmon Holdings, Inc. and The Marmon Corporation, since prior to 1989. Elected to the Board of Directors in 1991; previously served on the Board of Directors of the Company from August 1987 through August 1989.

     Robert W. Webb, Age 55; Vice President and Secretary of each of The Marmon Group, Inc., Marmon Industrial Corporation and Marmon Holdings, Inc. since prior to 1989, and General Counsel and Secretary of Union Tank Car Company since prior to 1989; first elected as Director of the Company in April 1991 and Vice President of the Company in June 1993.


               INFORMATION CONCERNING THE BOARD OF DIRECTORS
                      AND CERTAIN COMMITTEES THEREOF

     The Board of Directors has designated an Audit Committee, a Nominating Committee and a Compensation Committee. The current members of the Audit Committee are Lewis V. Collens, Robert C. Gluth and Robert
E. LaBlanc; the current members of the Nominating Committee are George
N. Benjamin, III, Eric V. Carter and Robert A. Pritzker; the current members of the Compensation Committee are Lewis V. Collens, Robert E. LaBlanc and Robert A. Pritzker.

     The functions of the Audit Committee include reviewing the independence of the Company's independent auditors, recommending to the

Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, reviewing the scope and adequacy of internal accounting controls and directing and supervising special investigations.

     The functions of the Nominating Committee include recommending to the Board of Directors the number of directors to constitute the whole Board and the names of persons it concludes should be considered for Board membership. The Nominating Committee will consider nominees recommended by stockholders, and such submissions should be made to the Corporate Secretary not later than: (a) with respect to the election of directors at an annual meeting of stockholders of the Company, 180 days in advance of such meeting, and (b) with respect to any election of directors to be held at a special meeting of stockholders of the Company, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

     The functions of the Compensation Committee include the review and approval of executive salaries and bonuses and contributions to the Company's Profit Sharing and Savings Plan. See "Compensation Committee Report to Stockholders."

     During fiscal 1993, the Board of Directors held four meetings and the Compensation, Audit and Nominating Committees held two, two and one meetings, respectively. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which he served during fiscal 1993.


                           CERTAIN TRANSACTIONS

     On July 1, 1991 (the "Effective Date"), the First Amended Joint Plan of Reorganization (the "Plan of Reorganization") of the Company and certain of its subsidiaries (collectively with the Company, the "Debtors") became effective. Pursuant to the Plan of Reorganization,
(i) HCR Partners, an Illinois general partnership ("HCR"), which, as of the Effective Date, held a $31,593,750 principal amount senior secured note (the "HCR Note") issued by the Company and guaranteed by certain of the other Debtors, exchange on the Effective Date the principal amount of the HCR Note for an approximately 75% fully diluted interest in the Common Stock, or 2,994,479 shares of Common Stock; and (ii) the holders of record of the Company's old common stock, par value $0.05 per share (the "Old Common Stock"), received one share of Common Stock in exchange for every 35 shares of Old Common Stock held, which newly issued shares aggregated approximately 25% of the Company's outstanding Common Stock.

     Immediately after the Effective Date, the Company was advised that pursuant to an agreement by and between Marmon Holdings, Inc., a Delaware corporation ("MHI"), and The Pritzker Family Philanthropic Fund (the "Fund"), the two partners of HCR, HCR was liquidated. In connection with such liquidation, the shares of Common Stock directly owned by HCR were distributed to each of MHI and the Fund pro rata in accordance with their respective interests in HCR. Accordingly, as a result thereof, MHI became the direct beneficial owner of 1,796,681 shares of Common Stock (or approximately 45%) and the Fund became the direct beneficial owner of 1,197,788 shares of Common Stock (or approximately 30%). The Company has been advised that in connection with the above-described liquidation of HCR, (i) HCR's rights and obligations pursuant to the Voting Agreement and the Registration Agreement (described and defined below) were assigned and assumed by and between MHI and the Fund, and (ii) HCR's rights and obligations pursuant to the Credit Agreement (identified and defined below) were assigned and assumed by MHI. The Company has consented to each such assignment.

     Pursuant to the Voting Agreement, dated June 18, 1991, but effective as of the Effective Date (the "Voting Agreement"), between the Company and HCR, (i) prior to the first election of directors by stockholders following the Effective Date, Eric V. Carter, Thomas L. Kelly, Jr. and Robert E. LaBlanc (each of whom was a director of the Company on June 18, 1991 and unaffiliated with HCR) nominated two individuals to fill such nominating directors' seats on the Board (the "Minority Designees"), and (ii) with respect to each election of directors prior to July 1, 1994, the Minority Designees then serving on the Board shall be entitled to designate two nominees. Messrs. Thomas
L. Kelly and LaBlanc currently are the Minority Designees serving on the Board of Directors and Messrs. Thomas L. Kelly and LaBlanc are the Nominees designated by the Minority Designees for election at the 1994 Annual Meeting of Stockholders. The Voting Agreement also provides, subject to certain limitations, that all voting securities of the Company beneficially owned by HCR and its affiliates will, in the elections of Minority Designees, be voted by HCR and its affiliates and successors pro rata in the same manner and proportion that votes of other stockholders of the Company have been cast.

     Messrs. Pritzker, Gluth and Webb, each of whom currently serves as a director of the Company and is a Nominee for re-election, are employees of The Marmon Group, Inc., a Delaware corporation ("MGI"), which may be deemed to be under common control with MHI, and Messrs. Pritzker, Gluth and Webb are, respectively, President, Vice President and Treasurer, and Vice President of MHI. In addition, Messrs. Pritzker, Gluth and Webb are President, Executive Vice President and Treasurer, and Vice President and Secretary, respectively, of The Marmon Corporation, a Delaware corporation, which may be deemed to be under common control with MGI and MHI. Substantially all of the stock of MGI, MHI and The Marmon Corporation is owned, directly or indirectly, by trusts primarily for the benefit of the lineal descendants of Nicholas
J. Pritzker, deceased, and entities controlled by such trusts. In compliance with MGI policy, during 1993 Messrs. Pritzker, Gluth and Webb remitted to MGI all Director and Committee fees received by them from the Company during that year. Except as described herein, there are no arrangements or undertakings with respect to the election of directors of the Company or the appointment of executive officers of the Company.

     HCR, the Company and certain of the Company's subsidiaries
(collectively, the "Subsidiaries") entered into a Revolving Credit Agreement, effective as of the Effective Date (the "Credit Agreement"), whereby HCR agreed to provide to the Company up to $10 million on a revolving basis through December 31, 1993. The Credit Agreement has been assumed by MHI, and was amended effective December 31, 1993 to provide to the Company up to $7 million on a revolving basis through December 31, 1996. Advances under the Credit Agreement bear interest at the per annum rate of one percent plus the "reference rate" of Continental Bank N.A., and the Company pays a quarterly fee of one-quarter percent per annum on the average unused amounts available under the Credit Agreement. During 1993, the Company had no outstanding advances under the Credit Agreement, and accordingly paid an approximate $25,000 facilities fee in 1993. The Credit Agreement is guaranteed by the Subsidiaries and is secured by first priority liens on substantially all of the assets of the Company and the Subsidiaries. The Company and HCR also entered into a Registration Rights Agreement dated as of June 18, 1991 (the "Registration Agreement") pursuant to which the Company granted to HCR and its successors certain rights to register the shares of Common Stock held thereby.

     The Company entered into a Revolving Funds Agreement dated as of January 1, 1992 (the "Funds Agreement") with The Marmon Corporation pursuant to which the Company deposits its daily available cash balance with MGI acting on behalf of The Marmon Corporation. The Funds Agreement is terminable by either party upon 30 days' prior written notice. Funds deposited by the Company with MGI are held in commingled accounts with funds of entities under common control with The Marmon Corporation, and are deliverable to the Company upon demand. The Marmon Corporation pays interest to the Company monthly on the average daily balance of funds held pursuant to the Funds Agreement during such month at the prime rate made available by The First National Bank of Chicago on the last day of such month. During 1993, The Marmon Corporation held an average of approximately $5.3 million pursuant to the Funds Agreement.

     The Company entered into an Administrative and Consulting Services Agreement dated as of August 1, 1991 (the "Administrative Agreement") with MGI pursuant to which MGI provides certain centralized administrative and consulting services to the Company. The Administrative Agreement is terminable by either party on 30 days' prior written notice. In consideration of services performed during 1993, the Company paid $432,000 to MGI. Currently, the Company pays MGI a monthly fee of $36,000 for each month during which the Administrative Agreement is in effect. Pursuant to the Administrative Agreement, the Company has also agreed to reimburse MGI for all reasonable expenses it incurs in connection with the provision of services to the Company.

     In January 1992, the Company executed an Employment Agreement with Eric V. Carter, effective from July 1, 1992 through December 31, 1995, providing for services by Mr. Carter of an average of 80 hours per calendar quarter and payment by the Company of $2,435.83 per month, plus $100 per hour for every hour worked in excess of 80 hours per quarter. Pursuant to such agreement, Mr. Carter resigned, effective as of March 31, 1992, as President of the Company and TIE Canada, and was appointed as Executive Vice President of the Company. Mr. Carter remains a director of the Company and TIE Canada. As additional payment under such employment agreement, the Company has agreed to pay to Mr. Carter

85% of medical insurance premiums for each of Mr. Carter and his wife from 1996 through the year 2000 in annual amounts not to exceed $9,472, $10,893, $12,528, $14,407 and $8,284, respectively, or to pay a lump sum equal to the discounted present value of such amounts. By an amendment dated March 13, 1992, the Company also agreed to reimburse Mr. Carter for certain medical expenses relating to a pre-existing condition to the extent such expenses would have been covered had Mr. Carter remained a full-time employee.

     The Company executed a Severance Agreement with Thomas L. Kelly, Jr. on April 9, 1991 pursuant to which the Company agreed to pay to Mr. Kelly $650,000 in 48 equal semi-annual installments of $13,541.66 commencing on May 1, 1991, together with the vested portion of benefit and related employment plans.


                          EXECUTIVE COMPENSATION

     The following table discloses compensation received for the fiscal years ended December 31, 1993, 1992 and 1991 by the Company's Chief Executive Officer and each of the four other executive officers of the Company who were serving as such on December 31, 1993 whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1993.

                        SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                  ----------------------------------
                                                Annual Compensation                       Awards             Payouts
                                        -------------------------------------     ----------------------     -------
                                                                 Other Annual     Restricted                             All other
Name and                                                         Compensation        Stock      Options/       LTIP     Compensation
Principal Position(a)           Year     Salary       Bonus         (b)(c)           Awards      SAR's #     Payouts       (b)(d)
- - ---------------------          -----    --------     -------     ------------     ----------    --------     -------    ------------
George N. Benjamin, III....    1993     $253,836          --              --             --          --          --       $4,468
President & Chief Executive    1992      189,632     $50,000              --             --          --          --        1,301
 Officer                       1991           --          --              --             --          --          --           --

Brian J. Kelley............    1993     $275,006          --         $12,500             --          --          --       96,335
Executive Vice President       1992      250,000          --          34,365             --          --          --      102,618
                               1991      227,806          --              --      $28,825(e)         --          --           --

Mark D. Amatrudo...........    1993      $83,657     $33,000              --             --          --          --           --
Chief Financial Officer        1992       75,000      31,000              --             --          --          --           --
                               1991       52,925      15,000              --             --          --          --           --

Robert H. Kalina...........    1993      $97,503     $20,000          $7,692             --          --          --         $750
Vice President-Engineering     1992           --          --              --             --          --          --           --
 and Operations                1991           --          --              --             --          --          --           --

Randolph K. Piechocki......    1993     $200,007     $36,000         $16,667             --          --          --      $70,858
President, TIE Systems,        1992      182,000          --          21,191             --          --          --       76,060

 Inc., a subsidiary of the     1991      182,000     $15,648              --             --          --          --           --
 Company

- - -----------------
(a) Mr. Amatrudo resigned as an executive officer of the Company effective December 31, 1993 and Mr. Kelley resigned as an executive officer of the Company effective January 15, 1994. Mr. Kalina became an executive officer of the Company in 1993.

(b) In accordance with the transition provisions applicable to the revised rules adopted in 1992 relating to the disclosure of executive compensation under the Exchange Act, amounts of Other Annual Compensation and All
     Other Compensation are only shown for the Company's 1992 and 1993 fiscal years.

(c) For 1993, includes $12,500, $7,692 and $16,667, paid to Messrs. Kelley, Kalina and Piechocki, respectively, as a retention bonus. Such bonuses, equal to one month's salary, were paid to each employee of the Company who moved with the Company from Connecticut to Kansas. For Mr. Kelley, includes for 1992 $34,365 relating to the buy out of stock options granted to purchase stock of TIE/telecommunications Canada Limited, a subsidiary of the Company, which occurred in connection with the cancellation of all stock option plans of TIE Canada and the buy out of all outstanding options pursuant to such plans. For Mr. Piechocki, includes for 1992 $21,191 to pay federal and state income taxes arising from a 1991 relocation agreement between Mr. Piechocki and the Company.

(d) Includes contributions made by the Company of $4,468, $4,497, $750 and $4,000 pursuant to the Company's Profit Sharing and Savings Plan, which is a defined contribution plan, on behalf of Messrs. Benjamin, Kelley, Kalina and Piechocki, respectively, during 1993 and similar contributions by the Company of $1,301, $2,618 and $3,260 on behalf of Messrs. Benjamin, Kelley and Piechocki, respectively, during 1992. For Mr. Kelley, also includes $91,838 and $100,000 earned for 1993 and 1992, respectively, and for Mr. Piechocki, also includes $66,858 and $72,800 earned for 1993 and 1992, respectively, pursuant to their respective 1991 Deferred Bonus Agreements entered into in connection with the reorganization of the Company in 1991. Such agreements have four year vesting schedules that result in a portion of the aggregate amount to be paid vesting on each annual anniversary of the agreement.

(e) Mr. Kelley received restricted stock pursuant to the Company's 1986 Incentive Compensation Plan. This plan was terminated as of July 1, 1991 in connection with the reorganization of the Company.

EMPLOYMENT CONTRACTS

     On April 27, 1992, the Company entered into an employment agreement with George N. Benjamin, III pursuant to which Mr. Benjamin, currently a director of the Company and a Nominee for re- election, was appointed as President and Chief Executive Officer of each of the Company and TIE/telecommunications Canada Limited ("TIE Canada"). The Agreement provides that Mr. Benjamin's employment with the Company and TIE Canada may be terminated at any time with or without cause; but if Mr.
Benjamin's employment is terminated other than for cause, he shall be entitled to receive his full base salary for a period of six months.

     During 1989, the Company entered into separation agreements with each of Brian J. Kelley and Randolph K. Piechocki which provide that if, during a specified period after a change in control of the Company, the officer's employment is terminated under certain circumstances, such officer shall be entitled to continue to receive his then current compensation and benefits for a period of two years. With respect to the change of control resulting from the reorganization of the Company in 1991, such period expired in August 1993 and no payments were made to either Mr. Kelley or Mr. Piechocki in connection therewith.

     In August 1993, the Company entered into a separation agreement with Mr. Piechocki which provides that if Mr. Piechocki's employment with the Company is terminated without cause he shall be entitled to continue to receive his then current compensation and benefits for a period of one year.

     In November 1993, the Company entered into a separation agreement and release with Mark D. Amatrudo in connection with his resignation as Chief Financial Officer of the Company. Pursuant to the agreement, Mr. Amatrudo agreed to continue to perform his duties as Chief Financial Officer after the Company's relocation until a qualified replacement could be found. In consideration of such agreement, the waiver by Amatrudo of any transition bonus, separation pay or other compensation from the Company and certain other covenants set forth in the agreement, the Company agreed to pay to Mr. Amatrudo a lump-sum payment of $79,500 on January 2, 1994 and to recommend to the Compensation Committee that Mr. Amatrudo be considered for a bonus with respect to his services to the Company in 1993.

     In December 1993, the Company entered into a separation agreement with Robert H. Kalina which provides that if Mr. Kalina's employment with the Company is terminated without cause prior to December 5, 1995 he shall be entitled to continue to receive his then current compensation and benefits for a period of one year and that if Mr. Kalina voluntarily terminates his employment with the Company prior to December 5, 1995 he shall be entitled to continue to receive his then current compensation and benefits for a period of six months.

DIRECTORS' COMPENSATION

     The Company pays a $16,000 annual director's fee to each non-management director. In addition, the annual fee for non-management directors serving on the Audit, Compensation and Nominating Committees is $2,000 per committee, with an additional fee of $500 per meeting of the Committees attended.


               COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     Decisions on compensation of the Company's executive officers are made by the three member Compensation Committee of the Board of Directors (the "Committee"), and the Committee has complete autonomy in establishing executive officers' compensation. For 1993, the period covered by this report, all of the members of the Committee were non-employee directors.

EXECUTIVE COMPENSATION POLICIES

     The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The Company's compensation policies are based on two fundamental principles:

     (1) Pay for Performance: Each executive officer's compensation is related to performance against specific corporate and/or individual goals.

     (2) External Competitiveness: Each executive officer's compensation, when targeted performance is achieved, will be competitive with that paid to executive officers of the Company's peers in the telecommunications industry who have similar responsibilities.

     Each executive officer's pay is comprised of two components, a fixed salary and a bonus tied to achievement of performance levels. The Company does not currently have any equity-based compensation plans.

     Salary is the largest component of each executive officer's annual compensation, and is established in relation to the median compensation paid by companies with similar revenues and scope of operations as reported by an independent consultant's survey, with a primary focus on compensation paid by the Company's competitors in the telecommunications industry, including the Company's peers identified at "Performance Graph" below. The focus on salary compensation is intended to prevent any conflict between the interests of the executive officers and making decisions to implement the Company's continuing cost-cutting programs and strategic refocusing of its operations. In addition, the Company provides significant variable bonus opportunities based upon the Committee's subjective review after the close of the fiscal year of certain performance criteria. The bonus criteria for executive officers are established at the start of each year by the Committee in consultation with the full Board of Directors and the executive officers and are focused primarily upon the achievement of specific performance criteria that will strengthen the Company's position in its industry and, accordingly, create stockholder value. The decreased emphasis in 1993 on fixed and variable bonus amounts upon achievement of objective performance criteria was made by the Committee in recognition of the difficulty of establishing appropriate objective performance goals for the executive officers. The Committee concluded, based upon its experience in 1992, that short term objective performance targets are difficult to establish for the executive officers because actions necessary to strengthen the Company's long term competitive position and stockholder value can cause significant fluctuations in the Company's short term performance and may require executive officers to emphasize aspects of the Company's business other than those for which performance targets were established. Such actions often are taken as opportunities arise, and the timing and impact cannot be anticipated. Similarly, the Committee believes that establishing long term performance goals for the Company is currently impractical because the Company's cost-cutting programs and strategic refocusing make the timing and extent of growth too difficult to forecast for purposes of establishing objective performance targets.

     In awarding the 1993 bonuses, the factors considered by the Committee primarily included individual experience and performance, the officer's level of responsibility and historical bonus levels. The measures of individual performance included, to the extent applicable to an individual executive officer, a number of qualitative and quantitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer and the individual achievement of non-financial goals within his responsibility and other contributions made by the officer to the Company's success. For the President of the Company's TIE Systems, Inc. subsidiary, the bonus amount was awarded primarily in recognition of his contribution to the increases in the Company's operating and net income for the year. For the Chief Financial Officer, the bonus award was based primary upon the accuracy of budgets, forecasts and financial controls, which have been instrumental in the Company's cost-cutting program and in integrating acquired businesses into the Company. For the Vice President - Engineering and Operations, who was not an executive officer at the beginning of the fiscal year, the amount of his bonus award was established primarily in relation to his historical bonus amounts as an employee of the Company, which had been established by the Chief Executive Officer. No bonus was awarded to the Executive Vice President, who left the employ of the Company in January 1994.

OTHER COMPENSATION PLANS

     At various times in the past, the Company has adopted certain broad-based employee benefit plans in which the executive officers of the Company were permitted to participate on the same terms as non-executive employees who met applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Benefits under these plans were not tied to Company performance.

     Prior to the Company's reorganization in 1991, it maintained five equity-based plans in which executive officers were entitled to participate. In connection with the Plan of Reorganization, however, all of these plans were terminated. While the Committee believes such plans may be beneficial in certain circumstances, the Committee does not believe that equity based compensation plans are appropriate at this time because the Company is undergoing a strategic refocusing of its operations and concurrently implementing significant cost savings measures. It is the Committee's opinion that such plans are not necessary to appropriately align the interests of the Company's executive officers with those of the stockholders and, further, that due to the reorganization, the timing and extent of growth in value of the Company is currently too difficult to forecast to make appropriate equity based awards.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Committee's approach in setting the target annual compensation of George N. Benjamin, III (the "Chief Executive") is to seek to be competitive with the Company's competitors in the telecommunications industry and to have a significant portion of his target compensation subject to meeting objective long term performance objectives and, to a lesser extent, subjective criteria. The Committee believes that its approach appropriately incentivizes the Chief Executive, while acknowledging the importance to him of having some certainty in the level of his compensation through non-performance based efforts.

     The Chief Executive's base salary was established at $245,000 per annum in April 1992 when he was recruited to become President and Chief Executive Officer of the Company based upon an independent consultant's survey of base salaries of chief executive officers of companies with similar revenues and scope of operations, with a primary focus upon compensation paid by the Company's competitors. In this analysis, it was taken into consideration that the Company had recently been reorganized and was changing its focus from an equipment distributor and manufacturer to a direct sales and service organization and that the presence of an effective leader would be required to accomplish the transition. Another factor considered by the Committee was that, unlike a preponderance of the Company's competitors, the Company does not provide any equity-based or long term incentive plans to its executive officers. As a result of this factor, at the time the Chief Executive's salary was established the Committee provided for a bonus of $150,000 payable to the Chief Executive in 1994 if the Company achieved certain objective growth criteria measured by return on investment for 1992 and 1993. Such criteria were met, and such bonus will be paid in 1994. Return on investment was selected as an appropriate measure to incentivize the Chief Executive to successfully manage the transition of the Company's business in conjunction with the revenue growth targets provided to other executive officers discussed above. In July 1993, the Chief Executive Officer was awarded a 4.8 percent salary increase, the amount of which was established by the Committee in relation to the average raises awarded to the other employees of the Company generally, historical salary increases to the chief executive officer of the Company and cost of living adjustments. Because of the difficulty in establishing objective bonus criteria to reflect the Chief Executive's ability to provide effective leadership to the Company, the Chief Executive's annual bonus is paid after the end of each year and is based upon a subjective evaluation of his performance and the audited results of the Company during the preceding year. The bonus amount for 1993 has not yet been established for the Chief Executive, but factors being evaluated in determining the bonus include the Company's financial performance in relation to budgets and performance targets, the Company's stock price and the Chief Executive's success in establishing the strategic relationships and acquisitions which will serve as the foundation for the Company's continued growth. The amount of this bonus, if any, will be determined in the sole discretion of Mr.
Pritzker, Chairman of the Committee, in consultation with the other members of the Committee.

     Submitted by the Compensation Committee of the Board of Directors.

     Robert A. Pritzker
     Robert E. LaBlanc
     Lewis V. Collens

                             PERFORMANCE GRAPH

     The following graph compares the cumulative total return on stockholder investment in the Company's Common Stock over the last 5 fiscal years of the Company to that of the Standard & Poor's 500 Stock Index and an index based on the common stock of the following four companies: Comdial Corporation, Executone Information Systems, Inc., Inter-Tel Inc. and Mitel Corporation. The graph assumes $100 invested on December 31, 1988 and reinvestment of all dividends.

                       [Graphic No. 1 Appears Here]





Measurement Period
(fiscal year covered)     TIE/communications, Inc.    Peer Group     S&P 500
- - ---------------------     ------------------------    ----------     -------
1988                                 100                100           100
1989                                  61.54             103.14        131.69
1990                                  19.20              35.98        127.60
1991                                  13.64              32.41        166.47
1992                                  19.14              70.84        179.15
1993                                  12.98             210.89        197.21

                     COMPENSATION COMMITTEE INTERLOCKS
                         AND INSIDER PARTICIPATION

     During 1993, the members of the Compensation Committee were Mr. Robert A. Pritzker, Chairman of the Board of the Company, and Messrs. Robert E. LaBlanc and Lewis V. Collens, neither of whom is or has been an officer of the Company or any of its subsidiaries. None of the members of the Compensation Committee is an employee of the Company or any of its subsidiaries or, except as described below, had any transactions with the Company or any of its subsidiaries during 1993.

     Mr. Pritzker is an employee of MGI, which may be deemed to be under common control with MHI, and Mr. Pritzker is President of MHI. In addition, Mr. Pritzker is President of The Marmon Corporation, a Delaware corporation, which may be deemed to be under common control with MGI and MHI. In compliance with MGI policy, during 1993 Mr. Pritzker remitted to MGI all Director and Committee fees received by him from the Company during that year.


     MHI, the Company and certain of the Company's subsidiaries (collectively, the "Subsidiaries") are parties to the Credit Agreement, whereby MHI agreed to provide to the Company up to $10 million on a revolving basis through December 31, 1993. The Credit Agreement was amended effective December 31, 1993 to provide to the Company up to $7 million on a revolving basis through December 31, 1996. Advances under the Credit Agreement bear interest at the per annum rate of one percent plus the "reference rate" of Continental Bank N.A., and the Company pays a quarterly fee of one-quarter percent per annum on the average unused amounts available under the Credit Agreement. During 1993, the Company had no outstanding advances under the Credit Agreement, and accordingly paid an approximate $25,000 facilities fee in 1993. The Credit Agreement is guaranteed by the Subsidiaries and is secured by first priority liens on substantially all of the assets of the Company and the Subsidiaries. The Company and HCR also entered into a Registration Rights Agreement dated as of June 18, 1991 (the "Registration Agreement") pursuant to which the Company granted to HCR and its successors certain rights to register the shares of Common Stock held thereby.

     The Company entered into the Funds Agreement with The Marmon Corporation in 1992, pursuant to which the Company deposits its daily available cash balance with MGI acting on behalf of The Marmon Corporation. The Funds Agreement is terminable by either party upon 30 days' prior written notice. Funds deposited by the Company with MGI are held in commingled accounts with funds of entities under common control with The Marmon Corporation, and are deliverable to the Company upon demand. The Marmon Corporation pays interest to the Company monthly on the average daily balance of funds held pursuant to the Funds Agreement during such month at the prime rate made available by The First National Bank of Chicago on the last day of such month. During 1993, The Marmon Corporation held an average of approximately $5.3 million pursuant to the Funds Agreement.

     The Company entered into the Administrative Agreement with MGI in 1991, pursuant to which MGI provides certain centralized administrative and consulting services to the Company. The Administrative Agreement is terminable by either party on 30 days' prior written notice. In consideration of services performed during 1993, the Company paid $432,000 to MGI. Currently, the Company pays MGI a monthly fee of $36,000 for each month during which the Administrative Agreement is in effect. Pursuant to the Administrative Agreement, the Company has also agreed to reimburse MGI for all reasonable expenses it incurs in connection with the provision of services to the Company.


                           SELECTION OF AUDITORS

     It is proposed that the stockholders ratify the selection of the firm of KPMG Peat Marwick as the Company's independent auditors for 1994. KPMG Peat Marwick has been the Company's independent certified public accountants since 1981, and at no time during such period has had any direct or indirect financial interest in, or any connection with, the Company or any of its subsidiaries other than as independent auditors. A representative of such firm is expected to be present at the meeting, will be given an opportunity to make a statement if the representative so desires, and will be able to respond to appropriate questions. The Board of Directors recommends a vote FOR the approval of the selection of such firm.



                               OTHER MATTERS

     Management does not know of any other matters to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by the proxy card in accordance with their best judgment on such matters.

     Any proposal which an eligible stockholder wishes to include in the proxy statement for the 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 8500 West 110th Street, Overland Park, Kansas 66210, no later than January 2, 1995.


                              By order of the Board of Directors


                              /s/ ROBERT A. PRITZKER

                              Robert A. Pritzker, Chairman

May 2, 1994


                          GRAPHICS APPENDIX LIST


Graphic No. 1       The graph is entitled "Performance Graph."

                    Presented is a comparison of the Company's Common Stock for the last five years to that of the S&P 500 Stock Index and an index based on the common stock of four companies, all as described in narrative and tabular form on page 13 of the Proxy Statement.

TIE/COMMUNICATIONS, INC.         PROXY       1994 ANNUAL MEETING OF STOCKHOLDERS
                                                                    JUNE 22,1994

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George N. Benjamin, III, Eric V. Carter, and Robert W. Webb, or any one or more of them acting in the absence of the others, with full power of substitution, proxies for the undersigned, to vote at the 1994 Annual Meeting of Stockholders of TIE/communications, Inc. to be held at 10:00 a.m. local time on Wednesday, June 22, 1994, at the Doubletree Hotel at Corporate Woods, 10100 College Boulevard, Overland Park, Kansas 66210, and at any adjournment(s) or postponement(s) thereof according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN
PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX A3800, CHICAGO IL 60690-9608 SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.






- - --------------------------------------------------------------------------------


THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE PROPOSALS SET FORTH BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS.

1.  To elect the following eight (8) directors:
    Nominees: George N. Benjamin, III, Eric V. Carter,
    Lewis Collens, Robert C. Gluth, Thomas L. Kelly, Jr.,
    Robert E. LaBlanc, Robert A. Pritzker, Robert W. Webb.

    FOR        WITHHOLD      FOR ALL (Except Nominee(s) below)
    / /         /  /                        / /

- - --------------------------------------------------------------------------

2. To ratify the selection of the firm of KPMG Peat Marwick as the independent auditors of the Company for 1994.

    FOR        AGAINST       ABSTAIN
    / /         /  /          /  /

3. The transaction of such other business as may properly come before the meeting, as set forth in the Proxy Statement dated May 2, 1994.



NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.



                                   Dated                              1994
                                        ------------------------------


Signature(s)
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